Exhibit 10.1

January 4, 2010	REVISED OFFER LETTER

Scott Maw
782 Whispering Woods
Columbus, OH   43065

Dear Scott,

This will confirm our recent discussions regarding our offer of employment at SeaBright Insurance Company, a subsidiary of SeaBright Insurance Holdings, Inc., (collectively, “SeaBright”).  We are offering the following terms and conditions for your employment as a regular full time employee:

Title:
Senior Vice President, Chief Financial Officer

Reporting To:
John Pasqualetto, Chairman and Chief Executive Officer

Proposed Date of Hire:
February 22, 2010 or sooner as mutually agreed upon.

Compensation:
A base salary of approximately $14,583.34 per pay period which equates to an annual salary of $350,000.00.  SeaBright currently has 24 pay periods in a year (approximately the 15th and last day of each month).

Our salary program is one that emphasizes salary increases based on merit while recognizing the value of the job to our companies.  SeaBright’s annual Merit Review Program is conducted April 1st of each year.

Bonus:
65% annual bonus at target level, with a swing of 0% to 130% of your annual salary earned as of December 31st of each year, based on the achievement of SeaBright Insurance Holdings Inc., and SeaBright Insurance Company above or below target levels and personal objectives that are set from time-to-time.

You must be employed in good standing by SeaBright Insurance Company at the time of payment to be eligible.  The bonus payment will be at the sole discretion of SeaBright and its Board of Directors.

Bonus Guarantee:
2010 Performance Year
For Bonus Plan Year 2010 only, we will guarantee a minimum bonus paid of 65% payable on or before March 15, 2011.  Such grant is subject to approval by the Compensation Committee of SeaBright’s Board.

You must be employed in good standing by SeaBright Insurance Company at the time of payment to be eligible.

Scott Maw
January 4, 2010

Sign on Restricted Stock:
We will recommend to SeaBright’s Board of Directors the needed number of shares that equals $500,000 of SeaBright’s Restricted Stock Grants to be awarded to you in accordance with SeaBright’s attached Amended and Restated 2005 Long-Term Equity Incentive Plan (the “Plan”).  Such grant is subject to approval by the Compensation Committee of SeaBright’s Board at the next regularly scheduled meeting following your date of hire.

$250,000 (50%) of such Restricted Stock Grant will vest twelve months from the date of grant.  If you terminate your employment with SeaBright on a voluntary basis within 36 months of your employment date, the Restricted Stock Grant which vests twelve months from the date of grant is subject to your repayment to SeaBright of 100% of its value, calculated as the dollar value of the shares at the date of grant or the replacement of the actual shares.

The remainder $250,000 (50%) of the total $500,000 Restricted Stock Grant will vest on the third anniversary of your date of grant (“cliff vesting”).

Prior to vesting, the restricted common stock may not be sold, pledged or transferred and will be subject to other restrictions as more fully described in “the Plan.”

2010 Performance Year – Long-Term Equity Incentive Plan:
It is our intent in connection with the 2010 calendar year only to guarantee your participation at a specified level in the Plan as set forth below.  The participation will be subject to our usual proportionate distribution between Restricted Stock Grants and Incentive Stock Options.  The proportion for Restricted Stock Grants is 75% and the proportion for Incentive Stock Options is 25%.  We will utilize your base salary of $350,000 as the “Equivalent Value” to calculate the actual number of Restricted Stock Grants and Incentive Stock Options.

Restricted Stock Guarantee:

We will recommend to SeaBright’s Board of Directors the needed number per the above “Equivalent Value” of Restricted Stock Grants applying the 75% proportional distribution to be awarded to you in accordance with the Plan.  Such grant is subject to approval by the Compensation Committee of SeaBright’s Board.  It is anticipated that this award will be made in the first quarter of calendar year 2011.  The Restricted Stock Grants will vest 100% consistent with our Plan, including three year (“cliff vesting”) from the date of the grant. Prior to 100% vesting, the restricted common may not be sold, pledged or transferred and will be subject to other restrictions as fully described in the Plan (see attached).

You must be employed in good standing by SeaBright Insurance Company at the time of the grant to be eligible.

Scott Maw
January 4, 2010

Incentive Stock Options Guarantee:

We will recommend to SeaBright’s Board of Directors the needed number per the above “Equivalent Value” of Incentive Stock Options applying the 25% proportional distribution to be awarded to you in accordance with the Plan.  Such grant is subject to approval by the Compensation Committee of SeaBright’s Board.  It is anticipated that this award will be made in the first quarter of calendar year 2011.

These options will vest over 4 years from your date of grant according to the following schedule as long as you are employed at SeaBright at the end of each year:

At the end of year one:   25%
At the end of year two:   50%
At the end of year three: 75%
At the end of year four:  100%

The exercise price of these options will be equal to the closing price of SeaBright’s stock as listed on the NYSE on the date of the grant.

You must be employed in good standing by SeaBright Insurance Company at the time of the grant to be eligible.

Relocation:
The entire value of this relocation package is capped at $200,000.00.  You will be entitled to the benefits of SeaBright’s Corporate Relocation Package which includes:

        Sale of a Residence:
•	Closing costs on the sale of your current home.
•	Real estate broker’s fee not exceeding the reasonable and customary rate effective in the area.

        Reimbursement of Moving Expenses:
•	All reasonable expenses in connection with packing, loading, transporting, insurance, unloading and unpacking (optional) of normal household goods and personal belongings will be reimbursed.

The company will reimburse for reasonable temporary living expenses.

Scott Maw
January 4, 2010

Reimbursement of House Hunting Expenses:
•	All reasonable expenses relating to two trips for the employee and spouse/partner to find a new residence will be reimbursed, including transportation, meals, lodging and car rental.

Travel
•	While your family is still residing in Ohio, we agree to pay reasonable travel expense to return to Ohio at appropriate intervals.

         All reimbursable expenses will be grossed-up for tax purposes, using an assumed tax rate of 25%.

        Recapture
•
The relocation expense is subject to your repayment to SeaBright of 50% of the actual relocation expenses you incur should you terminate your employment with SeaBright on a voluntary basis within 12 months of your employment date.

Severance Protection:
In the event you are terminated from SeaBright (other than for Cause as defined below) due to elimination of position or a material change in control of SeaBright during the first 12 months of your employment, you will be entitled to 100% of your annual base salary, payable from the date of termination for a period of twelve (12) months thereafter.

Cause, as defined for purposes of this provision, means:  (1) An act of misconduct, (2) fraud or dishonesty related to the duties of the position; (3) A conviction of a felony or any crime involving dishonesty, breach of trust, or physical or emotional harm to any person (or entering a plea of guilty or nolo contendere with respect to any such crime); (4) Failure to follow directives or perform specified duties, or (5) insubordination; or (6) Improper conduct toward any employee or agent of SeaBright.

Prior Employer Relocation:
It is our understanding that you are subject to a 50% “repayment” provision in connection with your relocation to Ohio paid by your current employer.  We are told that amount is approximately $75,000.

Should that repayment be due, we agree to either pay directly to your employer or reimburse you for that expense.

         Recapture
•
The repayment expense in connection with your prior employer is 100% reimbursable to us should you terminate your employment with SeaBright on a voluntary basis within 12 months of your employment date.

Scott Maw
January 4, 2010

Insured Benefits:
You will be eligible to participate in SeaBright’s group medical, dental, prescription, vision, life, and disability insurance programs the first of the month coinciding or following your date of hire.

401(k) Plan:
All full time employees who meet the eligibility requirements are immediately eligible to participate in the SeaBright Insurance Company 401(k) Plan.  Enrollment will become effective as soon as administratively feasible which typically means 1 to 2 pay periods.

SeaBright will make a matching contribution to your account in an amount equal to 100% of the first 5% of your eligible compensation, contributed to the Plan as pretax contributions.  You will be 100% vested in these contributions when made.

Vacation:
An amount equal to four weeks vacation annually, plus floating holidays as provided in SeaBright’s vacation policy and holiday schedule.  Your vacation allowance will accrue based on your date of hire.

Confidentiality and Other Agreements:
You are required by the Board of Directors to sign SeaBright’s Confidentiality Agreement, Code of Conduct-Senior Financial Employees, Conflict of Interest and Code of Conduct Policy and the Policy on Insider Trading.

Compliance With Other Agreements:
It is understood that you have complied and will continue to fully comply with any policies covering trade secrets, inventions, confidential information, non-competition or solicitation from any former employer.

Background and Reference Check:
This offer is contingent upon the completion of a satisfactory background and reference check.  This shall be at the sole discretion of SeaBright and/or its Board of Directors.

At-Will Employment:
Your employment at SeaBright is "at will" and may be terminated by either you or SeaBright at any time with or without cause, with or without prior notice or warning.

Employment Agreement:
This Offer of Employment contemplates the execution of a more formal employment agreement between the parties over the next 12 months from date of hire.

Proposal Expiration:
Terms of Proposed Employment will expire if no written acceptance is received by January 5, 2010.

Scott Maw
January 4, 2010

As we understand, you may have an additional financial exposure related to your resignation’s notice obligations.  This exposure involves a potential return to Chase of realized profits in connection with the exercise of certain stock options.  Such exposure is estimated at $110,000.  We agree to work in good faith to help alleviate the cost should it arise.

Scott, I speak not only for myself, my management team, and our Board when I express how pleased and excited we all are to welcome you to the SeaBright family.

Offered on behalf of SeaBright by:

/s/ Gene Gerrard	1/4/10
Gene Gerrard	Date
AVP, Human Resources

Enclosures – Amended and Restated 2005 Long-Term Equity Incentive Plan, Confidentiality Agreements, Mutual Non-Disclosure Agreement, Employment Application, 2010 W4, Direct Deposit Form, I-9, and Release for Background Check.

Candidate Declaration
I have read and discussed the offer of employment as outlined in this letter.  I understand the conditions of employment with SeaBright and I accept this offer.

/s/ Scott H. Maw	1/5/10
Signature	Date

If you accept SeaBright’s offer of employment as outlined in this letter, please remember to sign one copy and return it to Human Resources in the self-addressed envelope, along with a completed:

❑	Confidentiality Agreement
❑	Disclosure Authorization Form
❑	I-9
❑	W4
❑	Direct Deposit Form (include a voided check)
❑	Application
❑	Mutual Non-Disclosure Agreement

Upon receipt of this letter and accompanying forms, Human Resources will send you a new hire package that contains information about SeaBright’s employment practices and forms for enrollment in SeaBright’s insured benefits program.

Your Name (As You Would Like It To Appear on Your Business Card)